Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

J. Crew Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-1 dated January 25, 2007 of our report dated April 24, 2006, except as to Note 18, as to which the date is June 13, 2006, with respect to the consolidated balance sheets of J. Crew Group, Inc. and subsidiaries as of January 29, 2005 and January 28, 2006, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the three-year period ended January 28, 2006, and the related financial statement schedule, included in Amendment No.1 to the registration statement on Form S-1 dated January 16, 2007 (No. 333-1239890) and the related prospectus, and to the reference therein to our firm under the heading “Experts”.

Our report refers to the adoption of Statement of Financial Accounting Standard No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” in the third quarter of fiscal 2003.

/s/ KPMG LLP

New York, New York

January 25, 2007